                                                                     EXHIBIT 4.3



                               SECOND AMENDMENT TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT

         THIS SECOND AMENDMENT (this "Amendment"), effective as of August 16, 2002, is between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (the "Company"), and WACHOVIA BANK, NATIONAL ASSOCIATION f/k/a FIRST UNION NATIONAL BANK, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H :

         WHEREAS, in connection with that certain Shareholder Protection Rights Agreement dated as of August 9, 2000, as amended effective on May 15, 2002, between the Company and the Rights Agent (the "Agreement"), the Board of Directors of the Company deems it advisable and in the best interest of the Company and its shareholders to amend the Agreement in accordance with Section
5.4 of the Agreement;

         NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

         1. Definitions. Capitalized terms used in this Amendment, which are not otherwise defined herein, are used with the same meaning ascribed to such terms in the Agreement.

         2.       Amendments.

                  (a) Section 1.1 is hereby amended to add the following definition:

                           "Blum Investors" shall mean Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP, LLC, Blum Strategic GP II, LLC, Blum Strategic Partners, LP, Blum Strategic Partners II, LP, Richard C. Blum, Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners III, LP, Stinson Capital Fund (Cayman), Ltd., BK Capital Partners IV, L.P., Carpenters Pension Trust for Southern California, Common Fund Multi-Strategy Equity Fund, United Brotherhood of Carpenters and any other affiliates of the above-named Blum Investors that agree to be bound by the provisions of that certain Standstill Agreement among the above-named Blum Investors and the Company of even date herewith.

                  (b) The definition of "Acquiring Person" in Section 1.1 is hereby deleted in its entirety and replaced to read as follows:

                           "Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person
                           (i) who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, (iii) who is the Beneficial Owner of shares of Common Stock consisting solely of shares of Common Stock, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Company's Board of Directors before such person otherwise became an Acquiring Person or (iv) who was the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on August 9, 2000 and does not thereafter acquire Beneficial Ownership of additional shares of Common Stock that in the aggregate exceed 2% of the outstanding shares of Common Stock. In addition, notwithstanding any provision of this Agreement to the contrary, no Blum Investor or Investors shall be deemed an Acquiring Person for any purpose under this Agreement for so long as that certain standstill agreement (the "Standstill Agreement") between the Company and the Blum Investors dated August 16, 2002 is in effect and so long as the Blum Investors have increased their Beneficial Ownership of Common Stock above that shown in the Blum Investors' amendment to Schedule 13D filed with the Securities and Exchange Commission on June 17, 2002 by no more than 5,784,675 shares in the aggregate (without giving effect to any stock split, share dividend, recapitalization, reclassification or similar transactions effected by or with the approval of the Board of Directors of the Company after the date hereof) (the "Limit"); provided, however, that the Limit shall be reduced, on a share for share basis, by any shares sold or otherwise disposed of by any Blum Investor otherwise than to another Blum Investor and by that number of shares that are acquired by the Company under an Option Agreement in the form attached hereto as Annex A between the Company and Schultz PRG Liquidating Investments Ltd.; provided, further, however, that any termination of the Standstill Agreement by the Company or delivery of any notice of termination by the Blum Investors, in each case pursuant to Section 17 of the Standstill Agreement, shall rescind this Amendment to the Agreement and cause the Blum Investors' full Beneficial Ownership of Common Stock to be considered for purposes of determining whether or not the Blum Investors are an Acquiring Person. Additionally, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person.

         3. Counterparts. This Amendment may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.

         4. Ratification. Except as modified and amended as set forth herein, the Agreement is hereby adopted, ratified and confirmed without further modification or amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.



                                         PRG-SCHULTZ INTERNATIONAL, INC.



                                         By:   /s/ Clinton McKellar, Jr.
                                            ------------------------------------
                                         Name:     Clinton McKellar, Jr.
                                              ----------------------------------
                                         Title:    General Counsel and Secretary
                                               ---------------------------------






WACHOVIA BANK, NATIONAL ASSOCIATION
f/k/a FIRST UNION NATIONAL BANK

By: /s/ Patrick J. Edwards
   ------------------------------------
Name:   Patrick J. Edwards
     ----------------------------------
Title:  Vice President
      ---------------------------------


                                       3